Exhibit 10.5

                                    EXHIBIT F

                                 April __, 2005

On2 Technologies, Inc.
21 Corporate Drive, Suite 103
Clifton Park, New York 12065

Ladies and Gentlemen:

            We have acted as counsel for Wildform, Inc., a California corporation (the "Company"), in connection with the sale and license by the Company to you of certain assets pursuant to the terms of the Asset Purchase and Software License Agreement, dated as of April 4, 2005 (the "Asset Purchase Agreement") as well as the execution and delivery of the Escrow Agreement, the Registration Rights' Agreement, the Flix Agreement and the Non-Competition Agreements (as such terms are defined in the Asset Purchase Agreement and collectively with the Asset Purchase Agreement, the "Transaction Documents"). This opinion is given to you pursuant to the Asset Purchase Agreement.

            In rendering this opinion, we have examined such matters of law as we considered necessary for the purpose of rendering this opinion. As to matters of fact material to the opinions expressed herein, we have relied upon the representations and warranties contained in and made by the Company pursuant to the Asset Purchase Agreement and a certificate of officers of the Company and upon certificates and statements of government officials and of officers of the Company. In addition, we have examined originals or copies of documents, corporate records and other writings that we consider relevant for the purposes of this opinion. In such examination, we have assumed that the signatures on documents and instruments examined by us are authentic, that each such document or instrument is what it purports to be, and that all documents and instruments submitted to us as copies or facsimiles conform with the originals, which facts we have not independently verified.

            We express no opinion as to matters governed by any laws other than the laws of the State of California.

            In rendering the opinion set forth below as to the good standing of the Company, we have relied exclusively on certificates of public officials, although we have not obtained tax good standing certificates and no opinion is provided with respect to tax good standing.

            We express no opinion as to whether the members of the Company's Board of Directors have complied with their fiduciary duties in connection with the authorization and performance of the Transaction Documents. We have assumed that the Transaction Documents, and the transactions contemplated thereby, were fair and reasonable to the Company at the time of their authorization by the Company's Board of Directors and stockholders within the meaning of Section 310 of the California Corporations Code. We have assumed that the Company is duly incorporated, validly existing and in good standing under the laws of the State of California.

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            Based upon and subject to the foregoing, we are of the opinion that the execution and delivery of the Transaction Documents have been duly authorized and all corporate action on the part of the Company, its directors and shareholders necessary for the authorization, execution, delivery and performance of the obligations under the Transaction Documents by the Company has been taken.

            This opinion is rendered as of the date first written above solely for your benefit in connection with the Asset Purchase Agreement and may not be relied on by, nor may copies be delivered to, any other person without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may hereafter be brought to our attention that may alter, affect or modify the opinions expressed herein.

                                                     STRATEGIC LAW PARTNERS, LLP